Exhibit 99.1

ALDERWOODS GROUP REPORTS FIRST QUARTER RESULTS

CINCINNATI, OHIO – May 1, 2006 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its first quarter results, representing the 12 weeks ended March 25, 2006.

For the 12 weeks ended March 25, 2006, the Company reported total net income of $4.5 million, or $0.11 basic earnings per share, on revenues of $181.8 million, compared with total net income of $13.1 million, or $0.33 basic earnings per share, on revenues of $183.9 million, for the 12 weeks ended March 26, 2005.

Highlights of the First Quarter

•                  Revenue decreased 1.1% to $181.8 million

•                  Number of same site funeral services performed declined 3.9% to 28,036

•                  Same site average revenue per funeral increased 4.1% to $4,302

•                  Funeral revenue decreased 2.3% to $121.1 million

•                  Cemetery revenue decreased 1.2% to $37.8 million

•                  Insurance revenue increased 6.0% to $22.9 million

•                  Net income decreased to $4.5 million

•                  Basic earnings per share decreased to $0.11;
Diluted earnings per share decreased to $0.11

•                  Pre-need funeral contracts written decreased 5.5% to $40.8 million

•                  Pre-need cemetery contracts written increased 1.0% to $21.1 million

•                  Total debt decreased by $9.7 million in the quarter

“The Company call performance was below our expectations in the first quarter,” said Paul Houston, President and CEO of Alderwoods Group. “We did not anticipate the extremely mild winter and low flu season in the first three months of 2006. We believe that the impact of these conditions was felt across much of North America and impacted our total industry and was not unique to Alderwoods.”

 “The Company continued to perform very well on driving average revenue per call in the quarter” added Mr. Houston. “We achieved solid growth on this key metric with an increase of over 4%, offsetting much of the revenue impact of the soft call volume in the quarter.”

“We have carefully reviewed our 2005 spending initiatives which were intended to drive call growth,” continued Mr. Houston. “We have reduced those programs which do not appear to be having the anticipated near term effect on our call volumes. As a result, funeral and cemetery expenses were up only modestly compared to the same quarter last year. We intend to continue this focus on expense management throughout 2006.”

Significant Activities in the Quarter

Increasing Pre-Need Sales: Pre-need sales represent a key driver of future call growth, and it is the Company’s intention to drive funeral revenue increasingly from our pre-need backlog. Alderwoods has invested in its pre-need sales infrastructure over the last several years in order to better support this program, and as a result the Company is realizing solid growth in this aspect of its business. Pre-need funeral contracts written were down only slightly this quarter compared to a year ago when excluding Hurricane Katrina markets from each period.

Continuing Growth Investments: The Company now has a total of 326 Alderwoods Rooms as 11 more of these standardized merchandise selection rooms were completed in the quarter. The Company plans to continue to invest in the rollout of Alderwoods Rooms as they provide more options to families during the arrangement process and are proven to contribute to an increase in the average revenue per funeral service.

The Company is also continuing to invest in new locations. Currently under development are six new funeral homes, all situated on existing Alderwoods cemeteries. They are expected to open by the end of 2006.

In line with the softer demand for funeral services this quarter, Alderwoods Group maintained its level of investment in programs that will increase the Company’s funeral services performed in the short term and help position its operations to support future growth. Particular emphasis is being placed on community outreach while spending on programs such as advertising is being reduced.

Reduced Long-Term Debt: Alderwoods Group continued to pay down its long-term debt. In the quarter, $9.7 million was repaid, reducing long-term debt to $363.7 million. At this point in time, the company is comfortable with the strength of its balance sheet and will evaluate the continued application of its available cash toward debt reduction relative to other corporate needs.

On March 30, 2006, Standard & Poor’s announced that its ratings of the Alderwoods Group had been increased. The corporate credit rating increased from B+/positive outlook to BB-/stable outlook. The senior secured debt was increased from BB- to BB and the senior unsecured notes increased from B to B+.

Advancing Cultural Transformation: In 2005, the Company launched the President’s Club as another vehicle for driving the development of its performance based culture. The President’s Club is a program that recognizes employees for their leadership in outstanding customer service, strong community relations and excellence in financial performance. In the first quarter of 2006 the President’s Club celebrated its first annual winners, presenting 65 awards to Alderwoods Group employees from throughout North America. These awards enhance awareness throughout the Company of the successful and innovative qualities that the Alderwoods culture promotes – a commitment to exceptional service to families and strong community outreach. This in turn helps raise the reputation and profile of Alderwoods locations and assists in building long-term market share.

Alderwoods Group, Inc. CEO Paul Houston added, “We recognize and appreciate the commitment of all of our employees, which has contributed to Alderwoods’ strong market positioning. We must all continue to stay focused on the activities that grow calls in spite of the soft market resulting from factors beyond our direct control. Our emphasis on pre-need sales has proved successful and we continue to meet an important need of the families we serve through this effort.”

Proposed Transaction with SCI

On April 3, 2006, following the close of the first quarter, Service Corporation International (NYSE: SCI) and Alderwoods Group announced that the Boards of Directors of both companies have approved a definitive agreement under which SCI will acquire all of the outstanding shares of Alderwoods for $20.00 per share in cash and assumption of debt.

This proposed transaction combines two of the leading providers of funeral and cemetery services in North America. With Alderwoods, SCI would have a network of 1,712 funeral homes and 490 cemeteries (of which 243 are combination funeral homes and cemeteries) in 48 states, eight Canadian provinces and Puerto Rico as at the end of 2005.

The proposed transaction is subject to approval by the shareholders of Alderwoods and the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close by the end of the 2006 calendar year and is not subject to any financing conditions.

In connection with the proposed transaction, Alderwoods has filed its definitive proxy statement with the Securities and Exchange Commission and is in the process of mailing the proxy statement to stockholders. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AS IT CONTAINS IMPORTANT INFORMATION. THE PROXY WILL ALSO BE AVAILABLE AT WWW.SEC.GOV OR ON THE ALDERWOODS WEBSITE (WWW.ALDERWOODS.COM).

Alderwoods Group will hold its annual shareholders meeting on May 31, 2006 in New York City.

Financial Summary 12 Weeks Ended March 25, 2006

Overview

For the 12 weeks ended March 25, 2006, total net income was $4.5 million, a decrease of $8.6 million compared to $13.1 million for the 12 weeks ended March 26, 2005. Basic earnings per share were $0.11 for the 12 weeks ended March 25, 2006 compared to $0.33 for the 12 weeks ended March 26, 2005. Diluted earnings per share were $0.11 for the 12 weeks ended March 25, 2006 compared to $0.32 in the prior year period.

Net income for the 12 weeks ended March 25, 2006 includes a $1.2 million cumulative effect of a change in accounting principle related to the Company’s adoption of SFAS 123R “Share-Based Payment”. Accordingly, the Company recorded net income before cumulative effect of change in accounting principle of $5.7 million compared to $13.1 million for the 12 weeks ended March 26, 2005. Income from operations for the 12 weeks ended March 25, 2006 includes stock based compensation expense of $0.9 million and additional executive compensation expense of $0.6 million related to the adoption of SFAS 123R as compared to the 12 weeks ended March 26, 2005.

Continuing Operations

Total revenue for the 12 weeks ended March 25, 2006, was $181.8 million compared to $183.9 million for the 12 weeks ended March 26, 2005, a decrease of $2.1 million, or 1.1%. Decreases in the funeral and cemetery segments were partially offset by an increase in insurance revenue. Consolidated gross margin as a percentage of revenue decreased to 17.3% for the 12 weeks ended March 25, 2006, from 19.7% for the corresponding period in 2005.

Funeral revenue was $121.1 million for the 12 weeks ended March 25, 2006; a decrease of $2.9 million compared to $124.0 million for the 12 weeks ended March 26, 2005. Same site funeral revenue was $120.6 million for both the 12 weeks ended March 25, 2006 and for the corresponding period in 2005. Same site calls decreased by 1,149 or 3.9% compared to the comparative period. This was offset by an increase in same site average revenue per funeral service of $169 or 4.1% compared to the comparative period.

Funeral gross margin decreased to 21.3% for the 12 weeks ended March 25, 2006, compared to 24.1% for the 12 weeks ended March 26, 2005. The decrease was primarily due to reduced revenue as a result of a lower number of funeral services performed.

Cemetery revenue for the 12 weeks ended March 25, 2006, was $37.8 million, $0.5 million or 1.2% lower than $38.3 million for the 12 weeks ended March 26, 2005. The decrease was primarily due to lower revenue recognized from pre-need space sales.

Cemetery gross margin was 12.4% for the 12 weeks ended March 25, 2006, compared to 13.4% for the 12 weeks ended March 26, 2005. The decrease was primarily due to higher facilities expenses of $0.5 million.

Insurance revenue was $22.9 million for the 12 weeks ended March 25, 2006, compared to $21.6 million for the 12 weeks ended March 26, 2005. Insurance revenue increased primarily due to increases in premiums of $1.2 million offset by $0.4 million of capital gains in 2005 not repeated in 2006. Insurance gross margin decreased to 4.1% for the 12 weeks ended March 25, 2006, compared to 5.9% for the 12 weeks ended March 26, 2005, primarily due to approximately $0.3 million of expenses from the impact of Hurricane Katrina on outstanding policies.

General and administrative expenses totaled $14.5 million for the 12 weeks ended March 25, 2006 compared to $10.6 million for the 12 weeks ended March 26, 2005. The increase is primarily due to: 1.) increased legal expenses, including $1.0 million related to Funeral Consumers Alliance litigation and the proposed Service Corporation International merger agreement; 2.) $0.9 million of stock based compensation expense related to stock options and restricted stock units resulting from the adoption of SFAS 123R using the modified prospective method. Included in the comparative period is a $0.9 million gain on the settlement of the US trustee bankruptcy fee matter.

From 2003 to 2005 the Company had a long term incentive plan for its executive officers based on Company performance targets for which an expense $0.8 million was recorded in general and administrative expenses for the 12 weeks ended March 26, 2005. In July, 2005 the Company adopted the 2005-2007 Executive Strategic Incentive Plan, a stock price based incentive plan for its executive officers. This stock price based incentive plan is accounted for under SFAS 123R as a liability based award, resulting in the measurement of the estimated fair value at each reporting date. On adoption of SFAS 123R, the Company recorded a cumulative effect of change in accounting principle as of January 1, 2006 of $1.2 million based on a estimated fair value of $6.6 million as at January 1, 2006. On March 25, 2006, additional compensation expense of $1.5 million was recorded in general and administrative expenses for the 12 weeks ended March 25, 2006 based on estimated fair value of $9.6 million as at March 25, 2006.

For the 12 weeks ended March 25, 2006, interest expense was $6.5 million, a decrease of $1.0 million compared to the 12 weeks ended March 26, 2005, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2005.

Income tax expense of $4.8 million was recorded in the 12 weeks ended March 25, 2006, compared to $11.2 million for the 12 weeks ended March 26, 2005.

Pre-need funeral and cemetery contracts written during the 12 weeks ended March 25, 2006, totaled $40.8 million and $21.1 million, respectively. For the 12 weeks ended March 26, 2005, pre-need funeral and cemetery contracts written totaled $43.2 million and $20.9 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Free cash flow from continuing operations was $9.6 million for the 12 weeks ended March 25, 2006, compared to free cash flow of $30.0 million for the 12 weeks ended March 26, 2005. Free cash flow is a non-GAAP financial measure. See the Company’s definition of free cash flow and reconciliation of net cash provided by continuing operations to free cash flow in the “Non-GAAP Financial Measure” section of this press release.

Discontinued Operations

The Company had no discontinued operations in the 12 weeks ended March 25, 2006, compared to a loss of $0.8 million or $0.02 basic and diluted loss per share for the 12 weeks ended March 26, 2005.

Non-GAAP Financial Measure

Free Cash Flow

Free cash flow is a non-GAAP financial measure and, while utilized by other companies, may be calculated differently by other companies. The Company considers free cash flow a useful measure for management and investors of the Company’s financial condition and liquidity as well as the Company’s ability to generate cash for use in reducing debt or growing the business.

While the Company considers the measurement of free cash flow useful, it should not be considered in isolation, or as an alternative to net cash provided by continuing operations or any other performance measures calculated in accordance with GAAP.

The Company defines free cash flow as net cash provided by continuing operations less restricted cash from our continuing insurance operations and less maintenance capital expenditures. Net cash provided by continuing operations includes our continuing insurance operations, which is excluded from free cash flow due to the regulatory restrictions on moving cash out of the insurance operations. Net cash provided by the continuing insurance operations is typically invested in insurance invested assets. Maintenance capital expenditures include those expenditures considered necessary to maintain our existing facilities in a condition consistent with the Company’s standards and expected useful lives. Maintenance capital expenditures exclude the construction of new facilities, whether or not on an existing Company cemetery, and the development of cemetery property for sale.

The following table provides a reconciliation of net cash provided by operating activities and free cash flow, as defined by the Company:

	12 Weeks Ended
	March 25, 2006	March 26, 2005
	(millions of dollars )
Net cash provided by continuing operations	$20.5	$42.2 (1)
Restricted cash from continuing insurance operations	(7.4)	(10.3)
Maintenance capital expenditures	(3.5)	(1.9)
Free cash flow	$9.6	$30.0

(1)          Includes $16.1 million received as collateral for liability lines of insurance which was replaced with a letter of credit.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of March 25, 2006, the Company operated 584 funeral homes, 73 cemeteries and 60 combination funeral home and cemetery locations throughout North America. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates an insurance subsidiary that provides customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the quarter ended March 25, 2006, which will be filed with the United States Securities and Exchange Commission (SEC) on May 1, 2006, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles (GAAP), unless otherwise indicated.

The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date). During 2006, the Company’s first, second and fourth fiscal quarters each consist of 12 weeks and the third fiscal quarter consists of 16 weeks. The first fiscal quarter of 2006 ended on March 25, 2006.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, the expected closing of the proposed transaction with SCI, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the ability to obtain regulatory approvals of the proposed transaction with SCI on the proposed terms and schedule; the failure of Alderwoods stockholders to approve the proposed SCI transaction; disruption from the proposed SCI transaction making it more difficult to maintain relationships with employees and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the headings “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call tomorrow morning, May 2, 2006, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 1.800.289.6406 and for local or international participants is 1.416.641.6440. Interested parties may listen to the audio webcast via the Alderwoods Group website at http://www.alderwoods.com. A telephone replay will be accessible until May 16, 2006, by dialing 1.800.558.5253 or 1.416.626.4100 and quoting reservation number 21290579. An archived replay of the webcast will also be available through the Alderwoods Group website at http://www.alderwoods.com.

Contact:	Kenneth A. Sloan
	Executive Vice President,
	Chief Financial Officer
	Alderwoods Group, Inc.
	Tel:	416.498.2455
	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Expressed in thousands of dollars except per share amounts and number of shares

	12 Weeks Ended
	March 25,	March 26,
	2006	2005

Revenue
Funeral	$121,131	$124,013
Cemetery	37,831	38,304
Insurance	22,855	21,568
	181,817	183,885
Costs and expenses
Funeral	95,362	94,113
Cemetery	33,158	33,184
Insurance	21,907	20,287
	150,427	147,584
	31,390	36,301
General and administrative expenses	14,515	10,643
Provision for asset impairment	—	(1,219)
Income from operations	16,875	26,877
Interest on long-term debt	6,478	7,516
Other expense (income), net	(158)	(5,800)
Income before income taxes	10,555	25,161
Income taxes	4,810	11,192
Income from continuing operations	5,745	13,969
Loss from discontinued operations	—	(833)
Income before cumulative effect of change in accounting
principle	5,745	13,136
Cumulative effect of change in accounting principle	(1,242)	—

Net income	$4,503	$13,136

Basic earnings per Common share:
Income from continuing operations	$0.14	$0.35
Loss from discontinued operations	—	(0.02)
Cumulative effect of change in accounting principle	(0.03)	—
Net income	$0.11	$0.33

Diluted earnings per Common share:
Income from continuing operations	$0.14	$0.34
Loss from discontinued operations	—	(0.02)
Cumulative effect of change in accounting principle	(0.03)	—
Net income	$0.11	$0.32

Basic weighted average number of shares outstanding (thousands)	40,466	40,049

Diluted weighted average number of shares outstanding (thousands)	42,301	41,312

Consolidated Balance Sheets

Expressed in thousands of dollars

	March 25,	December 31,
	2006	2005
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$8,140	$7,455
Receivables, net of allowances	45,915	52,862
Inventories	15,382	15,784
Other	7,668	6,885
	77,105	82,986

Pre-need funeral receivables and trust investments	332,053	334,427
Pre-need cemetery receivables and trust investments	305,855	307,322
Cemetery property	116,101	116,467
Property and equipment	540,457	542,901
Insurance invested assets	298,315	294,598
Deferred income tax assets	14,011	13,057
Goodwill	295,887	295,890
Cemetery perpetual care trust investments	246,091	243,805
Other assets	43,124	42,850
	$2,268,999	$2,274,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$109,146	$119,734
Current maturities of long-term debt	2,402	2,435
	111,548	122,169

Long-term debt	361,347	371,040
Deferred pre-need funeral and cemetery contract revenue	74,857	91,618
Non-controlling interest in funeral and cemetery trusts	564,353	548,497
Insurance policy liabilities	275,473	266,729
Deferred income tax liabilities	9,976	10,552
Other liabilities	25,540	21,983
	1,423,094	1,432,588

Non-controlling interest in perpetual care trusts	246,344	243,962

Stockholders’ equity
Common stock	405	405
Capital in excess of par value	744,167	743,126
Accumulated deficit	(167,902)	(172,405)
Accumulated other comprehensive income	22,891	26,627
	599,561	597,753
	$2,268,999	$2,274,303

Consolidated Statements of Cash Flows (Unaudited)

Expressed in thousands of dollars

	12 Weeks Ended
	March 25,	March 26,
	2006	2005

CASH PROVIDED BY (APPLIED TO)
Operations
Net income	$4,503	$13,136
Loss from discontinued operations	—	833
Cumulative effect of change in accounting principle	1,242	—
Items not affecting cash
Depreciation and amortization	9,510	10,136
Amortization of debt issue costs	455	905
Stock based compensation	888	—
Insurance policy benefit reserves	8,953	10,564
Provision for asset impairment	—	(1,219)
Gain on disposal of business assets	(183)	(5,831)
Deferred income taxes	(725)	6,447
Premium on long-term debt repurchase	—	282
Other, including net changes in other non-cash balances	(4,190)	6,972
Net cash provided by continuing operations	20,453	42,225
Net cash provided by discontinued operations	—	211
	20,453	42,436

Investing
Proceeds on disposition of business assets	2,034	10,488
Purchase of property and equipment	(4,753)	(4,605)
Purchase of insurance invested assets	(23,365)	(48,061)
Proceeds on disposition and maturities of insurance invested assets	15,974	37,778
Net cash used in continuing operations	(10,110)	(4,400)
Net cash provided by discontinued operations	—	1,163
	(10,110)	(3,237)

Financing
Increase in long-term debt	—	5,151
Repayment of long-term debt	(9,726)	(37,072)
Issuance of Common Stock	68	269
Net cash used in continuing operations	(9,658)	(31,652)
Net cash (used in) discontinued operations	—	(48)
	(9,658)	(31,700)

Increase in cash and cash equivalents	685	7,499
Cash and cash equivalents, beginning of period	7,455	9,379
Cash and cash equivalents, end of period	$8,140	$16,878